EXHIBIT 10.1

EMPLOYMENT AGREEMENT

(Conformed Copy — Includes all amendments through January 17, 2011)

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into by and between Datalink Corporation, a Minnesota corporation (the “Company”), and Paul F. Lidsky (the “Executive”) effective as of the 20th day of July, 2009.

R E C I T A L S :

WHEREAS, the Company is a leading provider of data storage products and solutions;  and

WHEREAS, the Company and the Executive desire to set forth in this Agreement the terms under which Executive will serve as President and Chief Executive Officer of the Company;

NOW, THEREFORE, the parties hereto agree as follows:

1.             Employment and Duties.  The Company hereby agrees to employ the Executive, and the Executive hereby accepts the Company’s offer to serve, as President and Chief Executive Officer of the Company.  As such, the Executive shall have responsibilities, duties and authority reasonably accorded to and expected of such an officer of the Company and will report to the Company’s Board of Directors (the “Board”) and its committees.  Except for an interim period ending not later than August 20, 2009 (during which period the Executive will expeditiously arrange termination of employment with his current employer), the Executive agrees to devote the Executive’s full business time, attention and efforts to promote and further the business of the Company.  The Executive will faithfully adhere to, execute and fulfill all policies established by the Board and its committees.

Except for the interim period described above, the Executive will not, during the Term of Executive’s employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with the Executive’s duties and responsibilities hereunder.  The foregoing limitations will not be construed to prohibit the Executive from making personal investments in such form or manner as will neither require the Executive’s services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of Section 4 hereof.

The Executive will continue as a member of the Board after the date of this Agreement.   However, unless a majority of the Board otherwise determines, in the event of (and effective coincident with) any termination of the Executive’s employment with the Company for any reason at any time, the Executive’s service as a member of the Board will automatically terminate.  The Executive hereby resigns as a member of the Board’s audit and compensation committees.

2.             Compensation.  For all services rendered by the Executive on and after the date hereof, the Company will compensate the Executive as follows:

(a)           Base Salary.  Commencing on the date hereof, the base salary payable to the Executive (the “Base Salary”) shall be $325,000 per year, payable on a regular basis in accordance with the Company’s standard payroll procedures but not less than semi-monthly.  Such base salary will be subject to review and adjustment from time to time by the Company’s Compensation Committee (the “Compensation Committee”).

(b)           Bonuses.  During the Term, the Executive is entitled to an annual cash bonus (the “Annual Bonus”) based on attainment of particular financial and business milestones (the “Performance Milestones”).  The amount of the Annual Bonus, the relevant Performance Milestones for each year and the payment arrangements will be set from time to time by the Compensation Committee.  Unless the Compensation Committee otherwise determines, 75% of the Annual Bonus will relate to achievement of financial milestones and 25% will relate to business milestones.  The Compensation Committee will have complete discretion to determine the Executive’s level of achievement toward the Performance Milestones.  Unless the Compensation Committee otherwise determines, the percentage of the Executive’s Base Salary payable as an Annual Bonus for achievement of 100% of both the financial and business Performance Milestones (the “Target Bonus”) will be 80%.  To the extent that the Compensation Committee determines that the Executive has achieved less or greater than 100% of the relevant Performance Milestones, and unless the Compensation Committee otherwise determines, the percentage of the Target Bonus payable will be as follows:

Attainment	Payout
80%	20%
85%	40%
90%	60%
95%	80%
100%	100%
101 – 150%	Linear
Capped at 150%

For 2009 only, the Executive’s Annual Bonus will be $130,000, conditioned on the Executive’s continuous employment with the Company through December 31, 2009.  This Annual Bonus amount is payable not later than March 15, 2010.

(c)           Executive Perquisites, Benefits and Other Compensation.  Commencing on the date hereof, the Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as provided to other senior executive officers from time to time.  Initially, these additional items are specified below:

(i)            A car allowance and reimbursement for use of a corporate cell phone, all in accordance with Company policy for similarly situated executive officers.

(ii)           Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by the Executive in the performance of the Executive’s services pursuant to this Agreement.  All reimbursable expenses shall be appropriately documented in reasonable detail by the Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy.

3.             Grant of Stock Options.  In further consideration of this Agreement, the Company hereby awards to the Executive the option to purchase a total of 450,000 shares of common stock, par value $.001 per share, of the Company (the “Common Stock”), subject to the adjustment and the conditions and restrictions set forth below (the “Stock Option”).  The Stock Option is granted pursuant to the Company’s 2009 Incentive Compensation Plan but is not intended to qualify as an incentive option under Section 422 of the Internal Revenue Code, as amended.  The Executive may exercise the Stock Option, in whole or in part, at a purchase price (the “Exercise Price”) of $3.50 per share (the closing price of the Company’s Common Stock on the Nasdaq Stock Market on the date of this Agreement), subject to adjustment as provided below and in compliance with Section 5(f) below, at any time within ten (10) years from the date of this Agreement (subject to the limitations below), but only to the extent that the Executive is vested in the Stock Option.

(a)           Vesting.  The Executive will vest in 25% of the Stock Option on the first, second, third and fourth anniversaries hereof;  provided, that the Executive must be employed with the Company continuously to each such vesting date in order to vest in the portion of the Stock Option on such date.  However, subject to Section 5(f) below, all of the Stock Option will vest sooner upon a Change of Control event (as defined below) that occurs during the Term hereof, but only if (i) the Executive has been employed with the Company continuously from the date hereof to the date of the Change of Control, (ii) the Change of Control Price (as defined below) exceeds $3.50 (the closing price of the Company’s Common Stock on the Nasdaq Stock Market on the date of this Agreement) and (iii) such acceleration and vesting will not cause the Stock Option to be subject to the adverse consequences described in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Any portion of the Stock Option that does not vest prior to the Executive’s termination of employment for any reason at any time will lapse and automatically be canceled.  Further, any vested portion of the Stock Option not exercised by the Executive within ninety (90) days after any termination of employment for any reason at any time (12 months, if Executive dies during the Term hereof and the Stock Option is being exercised by the Executive’s estate) will lapse and automatically be canceled.

(b)           Change of Control.  A “Change of Control” means the happening of any of the following events:

(i)            An acquisition of outstanding or newly issued Company securities that results in any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1933, as amended (a “Person,” with such Act being the “Exchange Act”) having beneficial ownership within the meaning of Rule 13d-3 under the Exchange Act (“Beneficial Ownership”) of more than 50% (other than any Person who, as of the date hereof, already has Beneficial Ownership of at least 20%) of either (x) the then outstanding shares of the Company’s Common Stock (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”);  or

(ii)           A change in the composition of the Board in connection with a tender or exchange offer, a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Corporate Transaction”) or a direct purchase of securities from the Company such that (A) the individuals who, as of the date hereof, constitute the members of the Board (the “Incumbent Board,” it being intended that the Executive is not considered a member of the Incumbent Board at the date hereof) cease to constitute at least a majority of the Board or (B) a majority of the individuals who, as of the date hereof, constitute the Incumbent Board resign or are removed from the Board;  provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents;  or

(iii)          The approval by the shareholders of the Company of a Corporate Transaction or, if consummation of such Corporate Transaction is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation);  excluding, however, such a Corporate Transaction pursuant to which (A) all or substantially all of the Beneficial Owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50% of the outstanding shares of common stock, or more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the company resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries)

in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (other than the Company, any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or such corporation resulting from such Corporate Transaction) will Beneficially Own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Corporate Transaction and (C) individuals who were members of the Incumbent Board will constitute at least a majority of the board of directors of the corporation resulting from such Corporate Transaction;  or

(iv)          The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

Despite all of the foregoing, no Change in Control is deemed to have occurred with respect to the Executive if the Executive is part of a purchasing group which consummates the Change in Control transaction.  The Executive is deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group except for (i) passive ownership of less than three percent (3%) of the stock of the purchasing company or (ii) ownership of an equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the Incumbent Board.

(c)           Change of Control Price.  “Change of Control Price” means the higher of (i) the highest reported closing price of a share of Common Stock in any transaction reported on the Nasdaq Stock Market during the 30-day period prior to and including the date of a Change of Control or (ii) if the Change of Control is the result of a tender or exchange offer, a Corporate Transaction or a direct purchase of securities from the Company, the highest price per share of Common Stock paid in such tender or exchange offer, Corporate Transaction or direct purchase of securities.

If the Change of Control is the result of a direct purchase of securities from the Company for a consideration consisting in whole or in part other than cash, then:

(i)            insofar as the purchase consideration consists of securities and the value of such securities is not determinable by reference to a separate agreement, (A) if the securities are then traded on a national securities exchange or the Nasdaq Stock Market (or a similar national quotation system), then the value shall be computed based on the average of the closing prices of the securities on such exchange or system over the thirty (30)-day period ending on the date of receipt by the Company, (B) if the securities are actively traded over-the-counter, then the value shall be computed based on the average of the closing bid prices over the thirty (30) day ending on the date of receipt by the Company and (C) if there is no active public market, then the value shall be computed based on the fair market value thereof on the date of receipt by the Company, as determined in good faith by the Board and

(ii)           insofar as the purchase consideration consists of property other than cash and securities, then the value shall be computed at the fair market value thereof at the time of such issuance, as determined in good faith by the Board.

(d)           Adjustments to Number of Shares and Exercise Price.  In the event that the Compensation Committee determines that any dividend or other distribution (whether in the form of cash, shares or other securities or property), stock split or combination, forward or reverse merger, reorganization, subdivision, consolidation or reduction of capital, recapitalization, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of shares, issuance of warrants or other rights to purchase shares or other securities of the Company, or other similar corporate transaction or event affects the Stock Option or the shares of Common Stock underlying it such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Stock Option, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares (or other securities or property) subject to the Stock Option or (ii) the Exercise Price with respect to the Stock Option;  provided that the number of shares subject to the Stock Option shall always be a whole number.  Notwithstanding the foregoing, any adjustments made pursuant to this Section 3(d) shall be made in such a manner as to ensure that after such adjustment, the Stock Option continues not to be deferred compensation subject to Code Section 409A (or if the Stock Option is already subject to Code Section 409A, so as not to give rise to liability under Code Section 409A).

(e)           Non-Alienation of Benefits.  Other than pursuant to a qualified domestic relations order or by the Executive’s will upon his death, no right or benefit under this Section 3 shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary or by operation of law, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.

(f)            Subscription Representations;  Transfer Restrictions.  The Executive understands that the Stock Option constitutes, and any shares of Common Stock acquired upon exercise thereof will constitute, “restricted securities” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  Accordingly, even if the Executive is fully vested in the Stock Option, the Executive may never be able to resell the underlying shares for a profit, or at all.  In any event, the Executive will be able to resell or otherwise transfer the underlying Common Stock only if the sale or other transfer is registered under the Securities Act and applicable state securities laws or there is an available exemption from this registration.  The Executive confirms that the Executive can bear the loss of the Executive’s entire investment in the Company.

(g)           Lock-Up Agreement.  The Executive agrees that, in the event of each future public offering of the Company’s equity securities (an “Offering”), the Executive will agree to such restrictions on the resale of any shares of the Company’s Common Stock (including the Stock Option and any shares acquired upon exercise thereof) then beneficially owned by Executive as requested by the managing underwriter or underwriters of the Offering;  provided, however, that such restrictions run no longer than the period of resale restriction imposed by such underwriters on the Company’s other executive officers and directors.  The Executive agrees not to sell or otherwise transfer (including upon death) any of the shares of Common Stock (including shares acquired upon exercise of the Stock Option) beneficially owned by the Executive, unless the purchaser or recipient agrees in writing to be bound by the foregoing lock-up agreement.

(h)           Stock Certificate Restrictions.  The Executive acknowledges that the Company will place a restrictive legend on any certificate representing shares of Common Stock acquired upon exercise of the Stock Option, and a “stop transfer order” with any transfer agent of the Company’s securities, barring the sale or other transfer of such shares except in compliance with this Agreement and without registration under the Securities Act or an exemption therefrom, and noting the existence of the lock-up agreement above.

(i)            Future Grants of Equity Securities.  Future grants of restricted stock, stock options or other equity securities, if any, will be governed by the terms of the grant agreement to which the future grant relates, and not by this Agreement.

4.             Non-Competition and Non-Solicitation.

(a)           Basic Terms.  In consideration of this Agreement (including the Stock Option grant hereunder), the Executive will not, during the period of the Executive’s employment with the Company and for a period of one (1) year immediately following the termination of the Executive’s employment under this Agreement, for any reason whatsoever, directly or indirectly, for the Executive or on behalf of or in conjunction with any other person, firm, entity, company, business, partnership, corporation, limited liability company or limited liability partnership of whatever nature:

(i)            engage, as an officer, director, shareholder, owner, partner, joint venturer or in a  managerial capacity, whether as an employee, independent contractor, consultant or advisor or as a sales representative or executive, in any business that, at the date of the Executive’s termination of employment, manufactures, markets and/or sells hardware and/or software products and/or services in competition with the Company in the United States;

(ii)           recruit, solicit, hire or induce, or attempt to recruit, hire or induce, any employee or employees to terminate employment or otherwise cease his, her or their relationship with the Company;

(iii)          solicit, divert or take away, or attempt to solicit, divert or to take away, the hardware and/or software products and/or services business or patronage of any of the Company’s actual or prospective clients, customers or accounts contracted, solicited or served by the Company during Executive’s employment;  or

(iv)          call upon or solicit any prospective acquisition candidate or individual or groups of employees of other organizations, which, to the Executive’s actual knowledge after due inquiry, the Company has called upon or for which the Company has made an acquisition or hiring analysis, for the purpose of acquiring such entity or its assets or hiring such individuals.

Notwithstanding the above, the Executive may acquire as a passive investment not more than three percent (3%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or over-the-counter.

(b)           Equitable Relief.  Because of the difficulty of measuring economic losses to the Company as a result of a breach of the foregoing covenants, and because of the immediate and irreparable damage that could be caused to the Company for which it would have no other adequate remedy, the Executive agrees that the foregoing covenants may be enforced by the Company in the event of breach by the Executive by injunctions and restraining orders.

(c)           Severability and/or Reformation.  The covenants in this Section 4 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant.  Moreover, in the event any court of competent jurisdiction determines that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall be reformed in accordance therewith.

(d)           Independently Enforceable.  All of the covenants in this Section 4 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants.  It is specifically agreed that the period of one (1) year following termination of employment stated at the beginning of this Section 4, during which the agreements and covenants of the Executive made in this Section 4 shall be effective, shall be computed by excluding from such computation any time during which the Executive is in violation of any provision of this Section 4.

5.             Term;  Termination;  Rights on Termination.

The term of Executive’s employment under this Agreement (the “Term”) begins on the date hereof and continues through the earlier to occur of (i) the second anniversary of the date hereof or (ii) the first day of the month next following the Executive’s 65th birthday (the

“Normal Retirement Date”);  provided, however, that on the second anniversary of the date hereof, and on each successive second anniversary thereafter (such date and each second anniversary thereof shall be hereinafter referred to as the “Renewal Date”), the Term will automatically extend so as to terminate on the earlier of (x) two years from such Renewal Date or (y) the Executive’s Normal Retirement Date, unless at least 90 days prior to the Renewal Date, the Company gives written notice to the Executive that the Company is not extending the Term.  Despite the Term, this Agreement and the Executive’s employment may be terminated in any one of the following ways:

(a)           Termination Upon Death.  The Executive’s death will immediately terminate this Agreement.  The Company will pay the Executive’s estate any of Executive’s accrued Base Salary and any earned, but unpaid, Annual Bonus (at the time otherwise payable under this Agreement) through the date of termination and reimbursement of expenses.  The Executive’s estate will forfeit any portion of the Stock Option not vested in the Executive as of the date of the Executive’s death.

(b)           Termination on Account of Disability.  If, as a result of incapacity due to physical or mental illness or injury, as reasonably determined by the Executive’s physician, the Executive is absent from the Executive’s full-time duties hereunder for ninety (90) days, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such 90-day period, but which will not be effective earlier than the last day of such 90-day period), the Company may terminate the Executive’s employment hereunder;  provided that the Executive is unable to resume the Executive’s full-time duties at the conclusion of such notice period.  The Company will pay the Executive any of the Executive’s accrued Base Salary and any earned, but unpaid, Annual Bonus (at the time otherwise payable under this Agreement) through the date of termination and reimbursement of expenses.  The Executive will forfeit any portion of the Stock Option not vested as of the date of termination.  For a period of 18 months following the date of termination, the Company will make available to the Executive and the Executive’s eligible family members, at the Executive’s sole expense, health insurance continuation coverage pursuant to Section 4980B of the Code, Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended, and under any other applicable law, to the extent required by such laws (“COBRA Coverage”).

(c)           Termination by the Company for Cause.  The Company may terminate this Agreement at any time for Cause upon written notice to the Executive.  For purposes of this Agreement, “Cause” is (i) the Executive’s willful, material and irreparable breach of this Agreement;  (ii) the Executive’s gross negligence in the performance or intentional nonperformance (continuing for thirty (30) days after receipt of written notice of need to cure) of any of the Executive’s material duties and responsibilities under this Agreement;  (iii) the Executive’s willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company;  or (iv) the Executive’s conviction of a felony crime.  Upon any termination for Cause, the Executive will receive no severance compensation other than base salary accrued through the date of termination and reimbursement of expenses.  The Executive will forfeit any portion of the Stock Option not vested as of the date of termination.  For a period of 18 months following the date of termination, the Company will make COBRA Coverage available to the Executive and the Executive’s eligible family members, at the Executive’s sole expense.

(d)           Termination by the Company Without Cause or by the Executive for Good Reason.  At any time, either the Executive or the Company may terminate this Agreement and the Executive’s employment, effective thirty (30) days after written notice is provided to the other.  If the Company terminates the Executive’s employment without Cause or if the Executive resigns employment for Good Reason (as defined below), the Executive will receive from the Company, subject to Section 5(f) below, (i) any Base Salary accrued through the date of termination and reimbursement of expenses, (ii) any earned, but unpaid, Annual Bonus (at the time otherwise payable under this Agreement) through the date of termination and (iii) a single, lump sum payment equal to 1.5 times the Executive’s annual Base Salary.  The Executive will forfeit any portion of the Stock Option not vested as of the date of termination.  For a period of 18 months following the date of termination, the Company will make COBRA Coverage available to the Executive and the Executive’s eligible family members.  Subject to Section 5(f) below, the Company will directly pay, or will reimburse the Executive for, the 18 months of premiums for the COBRA Coverage.  However, if the Executive becomes re-employed with another employer and is eligible to receive any health insurance benefits under another employer’s plans, the Company’s obligations to pay or reimburse for medical and dental insurance benefits under this Section 5(d) shall terminate.

For purposes of this Agreement, each of the following is a “Good Reason” for the Executive to terminate employment with the Company:  (i) the Company’s imposition of material and adverse changes, without the Executive’s consent, in the Executive’s principal duties (including upon a Change of Control);  (ii) the Company’s move (including upon a Change of Control) of its principal executive offices more than 50 miles from its current location without the Executive’s consent;  and (iii) the reduction by the Company (including upon a Change of Control) in the Executive’s Base Salary without the Executive’s consent by more than the weighted average percentage reduction made contemporaneously by the Company of the base salaries all other executive officers.  Despite the foregoing, if within the 30-day period after receiving the Executive’s notice of intent to terminate employment on account of Good Reason, the Company corrects the deficiency giving rise to such notice, the resignation by the Executive will not constitute a termination for Good Reason (without a new event giving rise therefor).

(e)           Termination in Connection with a Change of Control.  Notwithstanding the other provisions of this Section 5, if during the Term of this Agreement, (x) the Company terminates the Executive’s employment in anticipation of, in connection with, at the time of or within ninety (90) days after a Change of Control or (y) the Executive resigns employment with the Company for Good Reason arising in anticipation of, in connection with, at the time of or within ninety (90) days after a Change of Control, the Executive will receive from the Company, subject to Section 5(f) below, (i) any Base Salary accrued through the date of termination and reimbursement of expenses, (ii) any earned, but unpaid, Annual Bonus (at the time otherwise payable under this Agreement) through the date of termination and (iii) a single, lump sum payment equal to 1.5 times the Executive’s annual Base Salary.  The Executive will vest in his Stock Option to the extent provided for by Section 3(a) above.  For a period of 18 months following the date of termination, the Company will make COBRA Coverage available to the Executive and the Executive’s eligible family members.  Subject to Section 5(f) below, the Company will directly pay, or will reimburse the Executive for, the 18 months of premiums for the COBRA Coverage.  However, if the Executive becomes re-employed with another employer and is eligible to receive any health insurance benefits under another employer’s plans, the Company’s obligations to pay or reimburse for medical and dental insurance benefits under this Section 5(e) shall terminate.

(f)            Prerequisites to Severance Benefits;  Timing of Cash Payments.  The Company’s obligations to make cash payments under Section 5, and the exercisability of the Stock Option after any termination of the Executive’s employment at any time for any reason, are subject to the following:

(i)            the Executive must execute and deliver to the Company a release in the form attached as Exhibit A (the “Release”) and must not revoke it and

(ii)           the Executive must continuously comply with the provisions of this Agreement (including the non-competition and non-solicitation provisions of Section 4 above).

The Company will pay the lump sum cash severance amounts under Section 5(d) or 5(e) above on the first day of the month following the Executive’s date of termination (or, if later, five business days after expiration of any period for revocation under the Release).

6.             Tax Withholdings.  The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.  The Executive may satisfy withholding obligations relating to the vesting of Restricted Stock by instructing the Company to retain and cancel a number of shares of Common Stock having a Market Price on the date of termination (or as of the immediately preceding business day if the date of termination is not a business day) equal to the withholding tax obligation amount.  The term “Market Price” with respect to shares of Common Stock means the closing price on the Nasdaq Stock Market or, if none, the average of the last reported closing bid and asked prices on any other national or regional securities exchange or as quoted in the National Association of Securities Dealers, Inc.’s Automated Quotations System (“Nasdaq”), or if not listed on a national or regional securities exchange or quoted in Nasdaq, the closing price as reported by bigcharts.com (or if this service is discontinued, such other reporting service acceptable to the Company), or if no quotations in such Common Stock are available, the fair market value of the shares as determined in good faith by the Board.

7.             Reduction to Avoid Excise Tax.  If any payment or distribution to or for the benefit of the Executive (whether paid or payable or distributed or distributable) pursuant to the terms of this Agreement or otherwise (a “Payment”) would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Payment shall be reduced to the extent necessary so that no portion of the Payment is subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax, but only if, by reason of such reduction, the net after-tax benefit to the Executive shall equal or exceed the net after-tax benefit to the Executive if no reduction was made.  Subject to the next paragraph, the Company shall afford the Executive an opportunity to select a reduction of cash or non-cash items, or a combination of both, to reduce the excess Payment.

All determinations required to be made under this Section 7, including whether a reduction of any Payment is required and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent registered public accountants serving immediately prior to the Change in Control, or such other nationally recognized accounting firm as may be agreed by the Company and the Executive (the “Accounting Firm”);  provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code.  Any determination by the Accounting Firm hereunder shall be binding upon the Company and the Executive.

8.             Return of Company Property.  All records, designs, tradenames and trademarks, service names and service marks, patents, business plans, financial statements, manuals, memoranda, customer and other lists and other property delivered to or compiled by the Executive by or on behalf of the Company, or its representatives, vendors or customers which pertain to the business of the Company are and will remain the property of the Company, and be subject at all times to its discretion and control.  Likewise, all correspondence, reports, records, charts, advertising and marketing materials and other similar data pertaining to the business, activities or future plans of the Company which is collected by or in the possession of the Executive shall be delivered promptly to the Company without request by it upon termination of the Executive’s employment.  Further, upon any termination of employment, the Executive shall return any Company computer (without deleting or tampering with information thereon) and any other physical property of the Company.

9.             Inventions.  The Executive will disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive, solely or jointly with another, during the period of employment, and which are directly related to the business or activities of the Company and which the Executive conceives as a result of the Executive’s employment by the Company.  The Executive hereby assigns and agrees to assign all of the Executive’s interests therein to the Company or its nominee.  Whenever requested to do so by the Company, the Executive will execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain letters patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.  Nothing in this Agreement shall apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on the Executive’s own time and (i) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development or (ii) which does not result from any work performed by the Executive for the Company.

10.           Confidentiality.  In consideration of this Agreement, the Executive agrees to not at any time use or, other than as required by court order, disclose, or permit use or disclosure of, any of the Company’s confidential information or trade secrets.  This includes all knowledge and information that Executive acquires during employment with the Company which relates to the business, developments, activities, products and services or financial affairs of the Company or any individual or firm that is engaged in or has done business with the Company.  This also includes any information or compilation of information that derives independent economic value from not being generally known or readily ascertainable by proper means by other persons and which relates to any aspect of the Company’s business, including, but not limited to:  trade secrets within the meaning of the Minnesota Trade Secrets Act, customer lists, customer information, costs and selling prices, payment and credit information, customer profiles and analysis, prospect tracking recording, financial information, budget and financial plans, costing, pricing, billing information, tax data, sales and marketing information, business strategies and plans, technical information including software, research, product/product development information, personnel information such as salaries, phone numbers, titles, benefits, bonuses, employment histories, shareholder information and stock data and any discoveries, inventions, ideas, methods, products, equipment, developments, improvements or programs which the Company holds confidential and has not publicly disclosed.  Despite the above, the Executive is not obliged to maintain the confidentiality of information that is or becomes public other than as a result of acts by or through the Executive or that the Executive independently obtains from a third party having no duty of confidentiality to the Company.

11.           Indemnification;  Directors’ and Officers’ Insurance.  The Executive shall have the benefit of indemnification to the fullest extent permitted by applicable law, which indemnification shall continue after the termination of this Agreement for such period as may be necessary to continue to indemnify Executive for acts or omissions during the Term hereof to the fullest extent permitted by applicable law.

12.           Code Section 409A.  To the extent applicable and notwithstanding any other provision of this Agreement, this Agreement and the Stock Option and other payments and benefits hereunder shall be administered, operated and interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this Agreement;  provided, however, in the event that the Compensation Committee determines that any amounts payable hereunder may be taxable to the Executive under Code Section 409A and related Department of Treasury guidance prior to the payment and/or delivery to the Executive of such amount, the Company may (a) adopt such amendments to this Agreement and the related Stock Option or other payments and benefits hereunder, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Compensation Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement and/or (b) take such other actions as the Compensation Committee determines necessary or appropriate to comply with or exempt this Agreement and the Stock Option and other payments and benefits hereunder from the requirements of Code Section 409A and related Department of Treasury guidance, including such Department of Treasury guidance and other interpretive materials as may be issued after the date of this Agreement.  The Company makes no guarantees to the Executive regarding the tax treatment of this Agreement and, notwithstanding the above provisions and any agreement or understanding to the contrary, if any stock, payments or other amounts due to the Executive (or his beneficiaries, as applicable) results in, or causes in any manner, the application of an accelerated or additional tax, fine or penalty under Code Section 409A or otherwise to be imposed, then the Executive (or his beneficiaries, as applicable) shall be solely liable for the payment of, and the Company shall have no obligation or liability to pay or reimburse (either directly or otherwise) the Executive (or his beneficiaries, as applicable) for, any such additional taxes, fines or penalties.

13.           Complete Agreement.  This Agreement supersedes any other agreements or understandings, written or oral, between the Company and the Executive, and the Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors, employees or representatives covering the same subject matter as this Agreement.  This document is the final, complete and exclusive statement and expression of the agreement between the Company and the Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.  This document may not be later modified except by a written instrument signed by a duly authorized officer of the Company and the Executive, and no term of this Agreement may be waived except by a written instrument signed by the party waiving the benefit of such term.

14.           Notice.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:	Datalink Corporation
8170 Upland Circle
Chanhassen, Minnesota 55317
Attention: Greg R. Meland, Chairman

To the Executive:	Paul F. Lidsky
18715 – 24th Avenue North
Plymouth, Minnesota 55447

Notice is given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received.  Either party may change the address for notice by notifying the other party of such change in accordance with this Section 14.

15.           Arbitration.  Except as to matters of injunctive or equitable relief (over which the parties agree that the federal and state courts located in Minneapolis, Minnesota will have exclusive jurisdiction and are deemed to be of proper venue and convenience to the parties), any unresolved dispute or controversy arising under or in connection with this Agreement will be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Minneapolis, Minnesota, in accordance with the rules of the American Arbitration Association then in effect.  The arbitrators will not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party.  A decision by a majority of the arbitration panel will be final and binding.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The direct expense of any arbitration proceedings, including, but not limited to, the administrative fees and the arbitrators’ fees and expenses, will be borne by the Company.

16.           Binding Effect;  Governing Law.  This Agreement will inure to the benefit of the successors or assigns of the Company.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, exclusive of its conflicts of laws rules.

IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

DATALINK CORPORATION		EXECUTIVE

By	/s/ Greg R. Meland	/s/ Paul F. Lidsky
	Greg R. Meland, Chairman	Paul F. Lidsky

Exhibit A

Release of Claims

I release Datalink Corporation and its officers, directors, employees and agents from any claim, cause of action, damages or expenses, including attorneys’ fees, arising out of the relationship between the parties through the signing of this Release.  This is intended to be a complete release of claims by me, whether the claims are known or unknown, matured or unmatured or fixed or contingent.  Therefore, by this release I GIVE UP ANY RIGHT TO MAKE A CLAIM, BRING A LAWSUIT, FILE AN ADMINISTRATIVE CHARGE OF DISCRIMINATION OR OTHERWISE SEEK MONEY DAMAGES OR COURT ORDERS AS A RESULT OF MY EMPLOYMENT BY DATALINK, OR OF MY SEPARATION FROM EMPLOYMENT WITH DATALINK.  I acknowledge and intend that this Release cover claims of wrongful termination, defamation, intentional infliction of emotional distress, any claims under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Minnesota Human Rights Act and Minnesota Statute Section 181.81 (which prohibits age discrimination) and any other state or federal statutes prohibiting discrimination in employment.  This Release also binds my heirs, administrators, representatives, executors, successors and assigns.  I have been advised by my legal counsel of the effect of this Release.  Despite the above, this Release does not apply to claims against Datalink for breaching its obligations under an Employment Agreement dated July 20, 2009.

NOTICE TO THE UNDERSIGNED:

THIS IS A RELEASE OF LEGAL RIGHTS YOU MAY HAVE.  YOU SHOULD CONSULT WITH AN ATTORNEY REGARDING THIS RELEASE AND OTHER ASPECTS OF THIS LETTER BEFORE YOU SIGN IT.

YOU HAVE 21 DAYS TO CONSIDER WHETHER OR NOT TO SIGN THIS RELEASE, STARTING FROM THE DATE YOU FIRST RECEIVE A COPY OF IT.  YOU MAY SIGN THIS RELEASE AT ANY TIME DURING THE 21-DAY PERIOD.

YOUR EMPLOYMENT BY DATALINK HAS TERMINATED.  YOUR ACCEPTANCE OR FAILURE TO ACCEPT THIS RELEASE DOES NOT AFFECT YOUR TERMINATION.  IF YOU DO NOT ACCEPT THIS RELEASE, OR IF YOU REVOKE YOUR ACCEPTANCE OF IT, DATALINK WILL NOT PROVIDE YOU THE SEVERANCE PAY AND OTHER BENEFITS DESCRIBED IN YOUR EMPLOYMENT AGREEMENT.

AFTER YOU ACCEPT THIS RELEASE BY SIGNING IT, YOU MAY REVOKE YOUR ACCEPTANCE FOR A PERIOD OF 15 DAYS AFTER THE DATE YOU SIGN.  THIS RELEASE IS NOT EFFECTIVE UNTIL THIS 15-DAY REVOCATION PERIOD EXPIRES.

IF YOU WISH TO REVOKE YOUR ACCEPTANCE OF THIS RELEASE, YOU MUST NOTIFY DATALINK IN WRITING WITHIN THE 15-DAY REVOCATION PERIOD.  YOU

MUST DELIVER YOUR NOTICE TO DATALINK IN PERSON OR BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO:  Greg R. Meland, Chairman, Datalink Corporation, 8170 Upland Circle, Chanhassen, Minnesota  55317.  IF YOU FAIL TO PROPERLY DELIVER OR MAIL YOUR WRITTEN REVOCATION AS INSTRUCTED, YOUR REVOCATION WILL NOT BE EFFECTIVE.

Date this Release is first given by Datalink to the undersigned:

Agreed to and accepted by the undersigned:

Date this Release is signed by the undersigned:

Employee